As filed with the Securities and Exchange Commission on February 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PROVIDE COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1450019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5005 Wateridge Vista Drive

San Diego, California 92121

(Address of Principal Executive Offices)

2003 STOCK INCENTIVE PLAN

2003 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

William Strauss

Chief Executive Officer

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, California 92121

(Name and address of agent for service)

(858) 638-4900

(Telephone number, including area code, of agent for service)

Copies to:

Faye H. Russell, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, California 92130

(858) 523-5400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	364,547 Shares (3)	$27.68	$10,090,660.96	$1,187.67
Common Stock, par value $0.001 per share	40,000 Shares (4)	$27.68	$1,107,200	$130.32
Total	404,547 Shares	—	—	$1,317.99

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the average $27.68 of the high ($28.28) and low ($27.08) prices of our common stock as reported on the Nasdaq National Market on February 24, 2005.

(3)	Represents 364,547 shares of our common stock available for future issuance under the 2003 Stock Incentive Plan (the “2003 Plan”).

(4)	Represents 40,000 shares of our common stock available for future issuance under the 2003 Employee Stock Purchase Plan (the “ESPP,” and together with the 2003 Plan, the “Plans”).

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the Plans are granted, exercised and/or distributed.

PART I

Item 1. Plan Information.

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

PART II

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed by us with the SEC on September 28, 2004;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004, and December 31, 2004, filed by us with the SEC on November 12, 2004, and February 3, 2005, respectively;

(c)	Our Current Reports on Form 8-K filed by us with the SEC on August 13, 2004, September 28, 2004, October 5, 2004, November 1, 2004, November 15, 2004, and December 16, 2004; and

(d)	The description of our common stock contained in our registration statement on Form 8-A (Registration No. 000-50510), filed by us with the SEC on December 12, 2003, including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under former Items 9 or 12 of Form 8-K or current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under former items 9 or 12 of Form 8-K or current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, California 92121

(858) 638-4900

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

An opinion passing upon the validity of the shares of common stock registered under this registration statement has been given to us by Latham & Watkins LLP, San Diego, California.

As of the date of this prospectus, an attorney of Latham & Watkins LLP beneficially owns an aggregate of approximately 3,112 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that we will indemnify our directors, officers and employees to the fullest extent permitted by Delaware law, and that our directors will not be personally liable for monetary damages to us or our stockholders for any breach of fiduciary duties to the fullest extent permitted by Delaware law.

Similarly, our restated bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted under Delaware law. We are also empowered under our restated bylaws to enter into indemnification agreements with our directors, officers, employees and agents and to purchase insurance on behalf of any person we are required or permitted to indemnify. We intend to enter into indemnification agreements with each of our current and future directors and executive officers which may, in some cases, be broader than the specific indemnification provisions contained in Delaware law.

At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

We have an insurance policy covering our directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Instruments defining the rights of stockholders. Reference to our registration statement on Form 8-A (Registration No. 000-50510) filed by us with the SEC on December 12, 2003, together with exhibits thereto, any amendments or reports filed for the purpose of updating such descriptions, which are incorporated into this registration statement by reference pursuant to Item 3(d) to this registration statement.
5.1	Opinion of Latham & Watkins LLP, with respect to the legality of the shares being registered.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP. (included in Exhibit 5.1)
24.1	Power of Attorney. (included on the Signature Page)
99.1	2003 Stock Incentive Plan. (1) (Exhibit 10.48)
99.2	Form of Stock Option Agreement under 2003 Stock Incentive Plan. (2) (Exhibit 10.43)
99.3	Form of Stock Issuance Agreement under 2003 Stock Incentive Plan. (2) (Exhibit 10.44)
99.3	2003 Employee Stock Purchase Plan. (1) (Exhibit 10.49)

(1)	Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-109009) filed by us with the SEC on September 22, 2003, to the same-numbered exhibit, except as noted.

(2)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed by us with the SEC on November 12, 2004, to the same-numbered exhibit, except as noted.

Item 9. Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 25th day of February, 2005.

PROVIDE COMMERCE, INC.

By:	/s/ William Strauss
William Strauss Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Strauss, Chief Executive Officer, and Joel Tomas Citron, Chairman of the Board, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Strauss William Strauss	Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2005

/s/ Rex Bosen Rex Bosen	Vice President, Finance and Accounting (Principal Financial and Accounting Officer)	February 25, 2005

/s/ Joel Tomas Citron Joel Tomas Citron	Chairman of the Board of Directors	February 25, 2005

/s/ David E.R. Dangoor David E.R. Dangoor	Director	February 25, 2005

/s/ Joseph P. Kennedy Joseph P. Kennedy	Director	February 25, 2005

/s/ Arthur B. Laffer Arthur B. Laffer, Ph.D.	Director	February 25, 2005

/s/ Peter McLaughlin Peter McLaughlin	Director	February 25, 2005

/s/ James M. Myers James M. Myers	Director	February 25, 2005

/s/ Marilyn R. Seymann Marilyn R. Seymann, Ph.D.	Director	February 25, 2005

/s/ Jordanna Schutz Jordanna Schutz	Director	February 25, 2005

EXHIBIT INDEX

4.1	Instruments defining the rights of stockholders. Reference to our registration statement on Form 8-A (Registration No. 000-50510) filed by us with the SEC on December 12, 2003, together with exhibits thereto, any amendments or reports filed for the purpose of updating such descriptions, which are incorporated into this registration statement by reference pursuant to Item 3(d) to this registration statement.
5.1	Opinion of Latham & Watkins LLP, with respect to the legality of the shares being registered.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP. (included in Exhibit 5.1)
24.1	Power of Attorney. (included on the Signature Page)
99.1	2003 Stock Incentive Plan. (1) (Exhibit 10.48)
99.2	Form of Stock Option Agreement under 2003 Stock Incentive Plan. (2) (Exhibit 10.43)
99.3	Form of Stock Issuance Agreement under 2003 Stock Incentive Plan. (2) (Exhibit 10.44)
99.3	2003 Employee Stock Purchase Plan. (1) (Exhibit 10.49)

(1)	Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-109009) filed by us with the SEC on September 22, 2003, to the same-numbered exhibit, except as noted.

(2)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed by us with the SEC on November 12, 2004, to the same-numbered exhibit, except as noted.